Exhibit 99.1

BASELINE OIL & GAS CORP REPORTS 2007 PROVED RESERVES OF 70 BCFE, PV10 OF $284 MILLION

HOUSTON, March 13, 2008—Baseline Oil & Gas Corporation (“Baseline” or the “Company”) (OTCBB: BOGA) announced today that, as per an independent engineering report dated as of December 31, 2007, proved reserves totaled 70 Bcfe. Using year-end NYMEX commodity prices of $96.01 per bbl of oil and $7.46 per MMbtu of natural gas, the present value of those reserves discounted at 10% (PV10) was $284 million. All of Baseline’s proved reserves are located in the Company’s two 100% owned and operated fields, located in Matagorda and Stephens counties, Texas. The following is a synopsis of the year-end independent reserve report.

The 70 Bcfe of proved reserves is comprised of 26 Bcfe of proved developed producing (PDP) reserves with a PV10 of $104 million (37% of the total), 16 Bcfe of proved developed non-producing (PDNP) reserves with a PV10 of $43 million (23% of the total), and 28 Bcfe of proved undeveloped reserves (PUD) with a PV10 of $137 million (40% of the total). In addition, the third party reserve report identified 43 Bcfe of probable reserves associated with additional workovers and drilling locations identified for the two Texas properties. The PV10 associated with probable reserves totaled $146 million. Baseline’s combined proved and probable reserves total 113 Bcfe, with an associated PV10 of $430 million.

Approximately 54% of Baseline’s proved reserves are oil, with the remaining 46% being natural gas. The Eliasville Field in north Texas produces predominantly oil, and represents 42% of Baseline’s total proved reserves. The Blessing Field in south Texas contributes 58% of total proved reserves, and these are mainly natural gas. To date, the Company has not booked any reserves related to its third asset, an 18% non-operated working interest in 171,000 gross acres located in the New Albany Shale play of southern Indiana.

Baseline acquired both of its two producing fields during 2007, and subsequently commenced an active development program during the fourth quarter. As an early indication of its success in these two fields, the Company was able to increase proved reserves by 4 Bcfe during the fourth quarter, more than offsetting 2 Bcfe of production which occurred during the second half of 2007. Baseline’s proved reserves increased to 70 Bcfe at year-end, up from 68 Bcfe identified in an independent engineering report dated as of June 1, 2007. Higher crude oil prices, combined with the additional booked reserves, accounted for an increase in PV10 from $214 million as of June 1, 2007 to the year-end PV10 of $284 million. Since acquiring the Eliasville waterflood, Baseline has drilled 5 wells in the field, increased daily production to 700 boepd (gross), and realized a significant increase in PV10 to $127 million, with 4.9 million boe of proved reserves identified in the year-end independent reserve report. The Eliasville Field was acquired in early 2007 for $28 million. The Blessing Field, acquired in October 2007, has 40.4 Bcfe of proved reserves indentified in the independent engineering report, and an associated PV10 of $157 million.

Presently, combined daily net production from the two fields is approximately 9 MMcfepd. As previously stated in a February 13, 2008 press release, Baseline expects to spend $20 million developing its three fields during the current calendar year.

Thomas Kaetzer, Chairman and CEO of Baseline commented: “We are quite pleased with the results we have achieved during our first year of active operations. During 2008, we will be working to continue the development of all three of our properties. Drilling and workover activity, combined with our ongoing field studies, will allow us to target a significant increase in production for 2008, and continue the growth of Baseline’s production, cash flow, and proved reserves into 2009 and beyond.”

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Baseline Oil & Gas Corp’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Baseline Oil & Gas Corp. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Baseline’s Annual report on Form 10-KSB filed with the U.S. Securities and Exchange Commission.

Contact:

Baseline Oil & Gas Corp.

Patrick H. McGarey - Chief Financial Officer

281) 591-6100

p.mcgarey@baselineoil.com

Piedmont IR, LLC

Investor Relations Contact:

Keith Fetter or Darren Bankston

678-455-3696

info@piedmontir.com